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                 LIMITED LIABILITY COMPANY OPERATING AGREEMENT



                                       OF



                        ADVANTA BUSINESS RECEIVABLES LLC

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                 LIMITED LIABILITY COMPANY OPERATING AGREEMENT
                                       OF
                        ADVANTA BUSINESS RECEIVABLES LLC


                               TABLE OF CONTENTS


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ARTICLE I..........................................................      1
     1.   Act......................................................      1
     2.   Additional Member........................................      1
     3.   Admission Agreement......................................      1
     4.   Affiliate................................................      1
     5.   Articles of Organization.................................      1
     6.   Assets...................................................      1
     7.   Asset Pool Equity Interests..............................      1
     8.   Assignee.................................................      1
     9.   Bankrupt Member..........................................      1
     10.  Business Day.............................................      1
     11.  Capital Account..........................................      1
     12.  Capital Contribution.....................................      2
     13.  Code.....................................................      2
     14.  Commitment...............................................      2
     15.  Company..................................................      2
     16.  Company Liability........................................      2
     17.  Company Minimum Gain.....................................      2
     18.  Company Nonrecourse Deductions...........................      2
     19.  Company Nonrecourse Liability............................      2
     20.  Company Property.........................................      2
     21.  Contributing Members.....................................      2
     22.  Default Interest Rate....................................      2
     23.  Delinquent Member........................................      3
     24.  Distribution.............................................      3
     25.  Disposition (Dispose)....................................      3
     26.  Dissolution Event........................................      3
     27.  Effective Date...........................................      3
     28.  GAAP Capital Account.....................................      3
     29.  Initial Capital Contribution.............................      3
     30.  Initial Members..........................................      3
     31.  Majority-in-Interest.....................................      3
     32.  Management Right.........................................      3
     33.  Manager..................................................      3
     34.  Managing Member..........................................      3
     35.  Member...................................................      3
     36.  Member Minimum Gain......................................      3
     37.  Member Nonrecourse Deductions............................      4
     38.  Member Nonrecourse Liability.............................      4
     39.  Membership Interest......................................      4
     40.  Money....................................................      4
     41.  Net Losses...............................................      4
     42.  Net Profits..............................................      4
     43.  Nonrecourse Liabilities..................................      4
     44.  Notice...................................................      4
     45.  Offsettable Decrease.....................................      4



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                                                                      Page
                                                                      ----

    46.   Operating Agreement......................................      5
    47.   Organization.............................................      5
    48.   Organization Expenses....................................      5
    49.   Person...................................................      5
    50.   Proceeding...............................................      5
    51.   Property.................................................      5
    52.   Regulations..............................................      5
    53.   Related Agreements.......................................      5
    54.   Related Company..........................................      5
    55.   Related Person...........................................      5
    56.   Residual Financing Agreement.............................      5
    57.   Resignation..............................................      5
    58.   Securitization Agreement.................................      5
    59.   Sharing Ratio............................................      5
    60.   State....................................................      5
    61.   Substitute Member........................................      5
    62.   Taxable Year.............................................      5
    63.   Taxing Jurisdiction......................................      6
    64.   Trustee..................................................      6


ARTICLE II.........................................................      6
    1.    Organization.............................................      6
    2.    Agreement................................................      6
    3.    Name.....................................................      6
    4.    Effective Date...........................................      6
    5.    Term.....................................................      6
    6.    Resident Agent and Office................................      6
    7.    Principal Office.........................................      6


ARTICLE III........................................................      6


ARTICLE IV.........................................................      9
    1.    Records to be Maintained.................................      9
    2.    Accounts.................................................      9


ARTICLE V..........................................................     10


ARTICLE VI.........................................................     10
    1.    Management Rights........................................     10
    2.    Liability of Members.....................................     10
    3.    Indemnification..........................................     10
    4.    Representation and Warranties............................     10
    5.    Conflicts of Interest....................................     10


ARTICLE VII........................................................     11



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                                                                      Page
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    1.    Initial Manager.............................................  11
    2.    Term of Office as Manager...................................  11
    3.    Authority of Members to Bind the Company (General Powers)...  11
    4.    Forbidden Actions...........................................  11
    5.    Actions of the Manager......................................  12
    6.    Compensation of Manager.....................................  12
    7.    Manager's Standard of Care and Indemnification..............  12
    8.    Removal of Manager..........................................  12


ARTICLE VIII..........................................................  12
    1.    Capital Contributions.......................................  12
    2.    Additional Contributions....................................  13
    3.    Enforcement of Commitments..................................  13
    4.    Maintenance of Capital Accounts.............................  13
    5.    Contribution of Assets......................................  14
    6.    Sale or Exchange of Interest................................  14
    7.    Compliance with Section 704(b) of the Code..................  14
    8.    Maintenance of GAAP Capital Accounts........................  14


ARTICLE IX............................................................  14
    1.    Allocations of Net Profits and Net Losses from Operations...  14
    2.    Company Minimum Gain Chargeback.............................  14
    3.    Member Minimum Gain Chargeback..............................  15
    4.    Qualified Income Offset.....................................  15
    5.    Interim Distributions.......................................  15
    6.    Limitations on Distributions................................  15


ARTICLE X.............................................................  15
    1.    Elections...................................................  15
    2.    Taxes of Taxing Jurisdictions...............................  15
    3.    Tax Matters Partner.........................................  16
    4.    Method of Accounting........................................  16


ARTICLE XI............................................................  16
    1.    Disposition.................................................  16
    2.    Dispositions Not in Compliance with this Article Void.......  16


ARTICLE XII...........................................................  16
    1.    Rights of Assignees.........................................  16
    2.    Admission or Substitute Members.............................  16
    3.    Admission of Additional Members.............................  17
    4.    Forbidden Transfers and Assignments.........................  17


ARTICLE XIII..........................................................  17
    1.    Dissolution.................................................  17



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                                                                      Page
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     2.   Effect of Dissolution....................................     17
     3.   Distribution of Assets on Dissolution....................     17
     4.   Winding Up and Certificate of Dissolution................     17


ARTICLE XIV........................................................     18
     1.   Operating Agreement may be Modified......................     18
     2.   Amendment or Modification of Operating Agreement.........     18


ARTICLE XV.........................................................     18
     1.   Entire Agreement.........................................     18
     2.   No Partnership Intended for Non-tax Purposes.............     18
     3.   Rights of Creditors and Third Parties Under Operating
          Agreement................................................     18


EXHIBIT A      INITIAL MEMBERS




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                 LIMITED LIABILITY COMPANY OPERATING AGREEMENT
                                       OF
                        ADVANTA BUSINESS RECEIVABLES LLC


     This Limited Liability Company Operating Agreement of Advanta Business Receivables LLC, a limited liability company organized pursuant to the Nevada Limited Liability Company Act, is entered into and shall be effective as of the Effective Date, by and among the Company and the entities executing this Operating Agreement as Members.


                                   ARTICLE I
                                  DEFINITIONS

For purposes of this Operating Agreement (as defined below), unless the context clearly indicates otherwise, the following terms shall have the following meanings:

     1. Act - The Nevada Limited Liability Company Act and all amendments to the Act.

     2. Additional Member - A Member other than an Initial Member or a Substitute Member who has acquired a Membership Interest from the Company.

     3. Admission Agreement - The Agreement between an Additional Member and the Company described in Article XII.

     4. Affiliate - An "affiliate" of, or a Person, "affiliated" with, a specified Person, is (a) a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified Person, (b) a Person owning or controlling ten percent or more of the outstanding voting securities of such specified Person, (c) any officer, director, partner or general trustee of such specified Person and (d) if such other Person is an officer, director or partner, any company for which such Person acts in any such capacity.

     5. Articles of Organization - The Articles of Organization as properly adopted and amended from time to time by the Members and filed with the Secretary of State.

     6. Assets - Shall have the meaning set forth in Article III of this Operating Agreement.

     7.   Asset Pool Equity Interests - Shall have the meaning set forth in
Article III of this Operating Agreement.

     8. Assignee - A transferee of a Membership Interest who has not been admitted as a Substituted Member.

     9. Bankrupt Member - A Member who: (1) has become the subject of an Order for Relief under the United States Bankruptcy Code, (2) has initiated, either in an original Proceeding or by way of answer in any state insolvency or receivership proceeding, an action for liquidation arrangement, composition, readjustment, dissolution, or similar relief.

     10. Business Day - Any day other than Saturday, Sunday or any legal holiday observed in the State.

     11. Capital Account - The account maintained for a Member or Assignee determined in accordance with Article VIII.



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     12.  Capital Contribution - Any contribution of Property, services or the obligation to contribute Property or services made by or on behalf of a Member or Assignee.

     13. Code - The Internal Revenue Code of 1986, as amended from time to time.

     14. Commitment - The Capital Contributions that a Member or Assignee is obligated to make.

     15. Company - Advanta Business Receivables LLC, a limited liability company formed under the laws of the State of Nevada, and any successor limited liability company.

     16. Company Liability - Any enforceable debt or obligation for which the Company is liable or which is secured by any Company Property.

     17. Company Minimum Gain - An amount determined by first computing for each Company Nonrecourse Liability any gain the Company would realize if it disposed of the Company Property subject to that liability for no consideration other than full satisfaction of the liability, and then aggregating the separately computed gains. The amount of Company Minimum Gain includes such minimum gain arising from a conversion, refinancing, or other change to a debt instrument, only to the extent a Member is allocated a share of that minimum gain. For any Taxable Year, the net increase or decrease in Company Minimum Gain is determined by comparing the Company Minimum Gain on the last day of the immediately preceding Taxable Year with the Minimum Gain on the last day of the current Taxable Year. Notwithstanding any provision to the contrary contained herein, Company Minimum Gain and increases and decreases in Company Minimum Gain are intended to be computed in accordance with Section 704 of the Code and the Regulations issued thereunder, as the same may be issued and interpreted from time to time. A Member's share of Company Minimum Gain at the end of any Taxable Year equals: the sum of Company Nonrecourse Deductions allocated to that Member (and to that Member's predecessors-in-interest) up to that time and the distribution made to that Member (and to that Member's predecessors-in-interest) up to that time of proceeds of a Company Nonrecourse Liability allocable to an increase in Company Minimum Gain minus the sum of that Member's (and that Member's predecessors-in-interest) aggregate share of the net decreases in Company Minimum Gain plus their aggregate share of decreases resulting from revaluations of Company Property subject to one or more Company Nonrecourse Liabilities.

     18. Company Nonrecourse Deductions - The net increase if any, in the amount of Company Minimum Gain during the Taxable Year. The Company Nonrecourse Deductions shall consist first of depreciation or cost recovery deductions with respect to each item of Company Property to the extent of the increase in Company Minimum Gain attributable to Company Nonrecourse Liabilities secured by such Company Property, with the remainder of any Company Nonrecourse Deductions made up of a pro rata portion of the Company's other items of deduction, loss and nondeductible expenditures (to the extent that such nondeductible expenditures reduce Capital Accounts). Company Nonrecourse Deductions shall be further determined in accordance with Regulation Section 1.704-2(c) and any subsequent rule or regulation governing the determination of Company Nonrecourse Deductions.


     19. Company Nonrecourse Liability - A Company Liability to the extent that no Member or Related Person bears the economic risk of loss (as defined in Section 1.752-2 of the Regulations) with respect to the liability.

     20.  Company Property - Any Property owned by the Company.

     21. Contributing Members - Those Members making contributions as a result of the failure of a Delinquent Member to make the contributions required by the Commitment as described in Article VIII.

     22. Default Interest Rate - The higher of the legal rate or the then-current prime rate quoted by the largest commercial bank in the jurisdiction of the Principal Office plus three percent.

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     23.  Delinquent Member - A Member or Assignee who has failed to meet the
Commitment of that Member or Assignee.

     24. Distribution - A transfer of Property to a Member on account of a Membership Interest as described in Article IX.

     25. Disposition (Dispose) - Any sale, assignment, transfer, exchange, mortgage, pledge, grant, hypothecation, or other transfer, absolute or as security or encumbrance (including dispositions by operation of law).

     26. Dissolution Event - An event, the occurrence of which will result in the dissolution of the Company under Article XIII.

     27.  Effective Date - May 15, 1997.

     28. GAAP Capital Account - The capital account maintained by the Company for each of the Members in accordance with generally accepted accounting principles.

     29. Initial Capital Contribution - The Capital Contribution agreed to be made by the Initial Members as described in Article VIII.

     30. Initial Members - Those persons identified on Exhibit A attached hereto and made a part hereof by this reference who have executed the Operating Agreement.

     31. Majority-in-Interest - Shall mean, except when otherwise required by the Act, Members holding not less than fifty-one percent (51%) of the Membership Interest in the Company.

     32. Management Right - The right of a Member to participate in the management of the Company, including the rights to information and to consent or approve actions of the Company.

     33.  Manager - As defined in Article VII hereof.

     34. Managing Member - The Managing Member shall initially be Advanta Leasing Receivables Corp. III.

     35. Member - Initial Member, Substituted Member or Additional Member, and, unless the context expressly indicates to the contrary, includes Assignees.

     36. Member Minimum Gain - An amount determined by first computing for each Member Nonrecourse Liability any gain the Company would realize if it disposed of the Company Property subject to that liability for no consideration other than full satisfaction of the liability, and then aggregating the separately computed gains. The amount of Member Minimum Gain includes such minimum gain arising from a conversion, refinancing, or other change to a debt instrument, only to the extent a Member is allocated a share of that minimum gain. For any Taxable Year, the net increase or decrease in Member Minimum Gain is determined by comparing the Member Minimum Gain on the last day of the immediately preceding Taxable Year with the Minimum Gain on the last day of the current Taxable Year. Notwithstanding any provision to the contrary contained herein, Member Minimum Gain and increases and decreases in Member Minimum Gain are intended to be computed in accordance with Section 704 of the Code and the Regulations issued thereunder, as the same may be issued and interpreted from time to time. A Member's share of Member Minimum Gain at the end of any Taxable Year equals: the sum of Member Nonrecourse Deductions allocated to that Member (and to that Member's predecessors-in-interest) up to that time and the distribution made to that Member (and to that Member's predecessors-in-interest) up to that time of proceeds of a Member Nonrecourse Liability allocable to an increase in Company Minimum Gain minus the sum of that Member's

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(and that Member's predecessors-in-interest) aggregate share of the net decreases in Member Minimum Gain plus their aggregate share of decreases resulting from revaluations of Company Property subject to one or more Member Nonrecourse Liabilities.

     37. Member Nonrecourse Deductions - The net increase, if any, in the amount of Member Minimum Gain during the Taxable year. The Member Nonrecourse Deductions shall consist first of depreciation or cost recovery deductions with respect to each item of Company Property to the extent of the increase in Member Minimum Gain attributable to Member Nonrecourse Liabilities secured by such Company Property, with the remainder of any Member Nonrecourse Deductions made up of a pro rata portion of the Company's other items of deduction, loss and nondeductible expenditures (to the extent that such nondeductible expenditures reduce Capital Accounts). Member Nonrecourse Deductions shall be further determined in accordance with Regulation Section 1.704-2(i)(2) and any subsequent rule or regulation governing the determination of Member Nonrecourse Deductions.

     38. Member Nonrecourse Liability - Any Company Liability to the extent the liability is nonrecourse under state law, and on which a Member or Related Person bears the economic risk of loss under Section 17.752-2 of the Regulations because, for example, the Member or Related Person is the creditor or a guarantor.

     39. Membership Interest - The rights of a Member or, in the case of an Assignee, the rights of the assigning Member in Distributions (liquidating or otherwise) and allocations of the profits, losses, gains, deductions, and credits of the Company.

     40. Money - Cash or other legal tender of the United States, or any obligation that is immediately reducible to legal tender without delay or discount. Money shall be considered to have a fair market value equal to its face amount.

     41. Net Losses - The loss and deductions of the Company determined in accordance with accounting principles consistently applied from year to year employed under the method of accounting adopted by the Company and as reported separately or in the aggregate, as appropriate, on the tax return of the Company filed for federal income tax purposes.

     42. Net Profits - The income and gains of the Company determined in accordance with accounting principles consistently applied from year to year employed under the method of accounting adopted by the Company and as reported separately or in the aggregate, as appropriate, on the tax return of the Company filed for federal income tax purposes.

     43. Nonrecourse Liabilities - Nonrecourse Liabilities include Company Nonrecourse Liabilities and Member Nonrecourse Liabilities.

     44. Notice - Notice shall be in writing. Notice to the Company shall be considered given when mailed by first-class mail, postage prepaid, addressed to the Manager in care of the Company at the address of Principal Office. Notice as to a Member shall be considered given when mailed by first-class mail, postage prepaid, addressed to the Member at the address reflected in the Operating Agreement unless the Member has given the Company a Notice of a different address.

     45. Offsettable Decrease - Any allocation that unexpectedly causes or increases a deficit in the Member's Capital Account as of the end of the taxable year to which the allocation relates attributable to depletion allowances under
Section 1.704(b)(2)(iv)(k) of the Regulations, allocations of loss and deductions under Sections 704(a)(2) or 706 of the Code or under Section 1,75 1-1 of the Regulations, or distributions that, as of the end of the year are reasonably expected to be made to the extent they exceed the offsetting increases to such Member's Capital Account that reasonably are expected to occur during or (prior to) the taxable years in which such distributions are expected to be made (other than increases pursuant to a Minimum Gain Chargeback).

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     46. Operating Agreement -- This Limited Liability Company Operating
Agreement including all Admission Agreements and amendments adopted in accordance with the Operating Agreement and the Act.

     47. Organization -- A Person other than a natural person. Organization includes, without limitation, corporations (both non-profit and other corporations), partnerships (both limited and general), joint ventures, limited liability companies, and unincorporated associations, but the item does not include joint tenancies and tenancies by the entirety.

     48. Organization Expenses -- Those expenses incurred in the organization of the Company including the costs of preparation of the Operating Agreement and Certificate.

     49. Person -- An individual, trust, estate, or any incorporated or unincorporated organization permitted to be a member of a limited liability company under the laws of the State.

     50. Proceeding -- Any administrative, judicial, or other adversary proceeding, including, without limitation, litigation, arbitration, administrative adjudication, mediation, and appeal or review of any of the foregoing.

     51. Property -- Any property, real or personal, tangible or intangible, including money and any legal or equitable interest in such property, but excluding services and promises to perform services in the future.

     52. Regulations -- Except where the context indicates otherwise, the permanent, temporary, proposed, or proposed and temporary regulations of the Department of the Treasury under the Code as such regulations may be lawfully changed from time to time.

     53. Related Agreements -- Collectively, each Securitization Agreement and each Residual Financing Agreement.

     54. Related Company -- Shall have the meaning set forth in Article VII of this Operating Agreement.

     55. Related Person -- A person having a relationship to a Member that is described in Section 1,752-4(b) of the Regulations.

     56. Residual Financing Agreement -- Shall have the meaning set forth in
Article III of this Operating Agreement.

     57. Resignation -- The act by which a Manager ceases to be a Manager.

     58. Securitization Agreement -- Shall have the meaning set forth in
Article III of this Operating Agreement.

     59. Sharing Ratio -- With respect to any Member, a fraction (expressed as a percentage), the numerator of which is the total of the Member's initial Capital Account and the denominator is the total of all initial Capital Accounts of all Members and Assignees.

     60. State -- the State of Nevada.

     61. Substitute Member -- An Assignee who has been admitted to all of the rights of membership pursuant to this Operating Agreement.

     62. Taxable Year -- The taxable year of the Company as determined pursuant to Section 706 of the Code.

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     63.  Taxing Jurisdiction - Any state, local, or foreign government that collects tax, interest or penalties, however designated, on any Member's share of the income or gain attributable to the Company.

     64. Trustee - Shall have the meaning set forth in Article III of this Operating Agreement.

                                   ARTICLE II
                                   FORMATION

     1. Organization - The Members hereby organize the Company as a Nevada limited liability company pursuant to the provisions of the Act.

     2. Agreement - For and in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Members executing the Operating Agreement hereby agree to the terms and conditions of the Operating Agreement, as it may from time to time be amended according to its terms. It is the express intention of the Members that the Operating Agreement shall be the sole source of agreement of the parties, and, except to the extent a provision of the Operating Agreement expressly incorporates federal income tax rules by reference to sections of the Code or Regulations or is expressly prohibited or ineffective under the Act, the Operating Agreement shall govern, event when inconsistent with, or different than, the provisions of the Act or any other law or rule. To the extent any provision of the Operating Agreement is prohibited or ineffective under the Act, the Operating Agreement shall be considered amended to the smallest degree possible in order to make the Operating Agreement effective under the Act. In the event the Act is subsequently amended or interpreted in such a way to make any provision of the Operating Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.

     3. Name - The name of the Company is Advanta Business Receivables LLC, and all business of the Company shall be conducted under that name or under any other name, but in any case, only to the extent permitted by applicable law.

     4. Effective Date - The Operating Agreement shall become effective upon the filing of the Articles of Organization of Advanta Business Receivables LLC with the Secretary of State of the State.

     5. Term - The Company shall be dissolved and its affairs wound up in accordance with the Act and the Operating Agreement on December 31, 2050, unless the term shall be extended by amendment to the Operating Agreement and the Articles of Organization, or unless the Company shall be sooner dissolved and its affairs wound up in accordance with the Act or the Operating Agreement.

     6. Resident Agent and Office - The resident agent for the service of process and the registered office shall be that Person and location reflected in the Articles of Organization as filed in the office of the Secretary of State. The Manager may, from time to time, change the resident agent or office through appropriate filings with the Secretary of State. In the event the resident agent ceases to act as such for any reason or the registered office shall change, the Manager shall promptly designate a replacement resident agent or file a notice of change of address as the case may be. If the Manager shall fail to designate a replacement resident agent or change of address of the registered office, any Member may designate a replacement resident agent or file a notice of change of address.

     7. Principal Office - The Principal Office of the Company shall be located at One East First Street, Suite 1600, Reno, Nevada 89501.

                                  ARTICLE III
                               NATURE OF BUSINESS

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     The business in which the Company may engage and the powers which the
Company may exercise are restricted exclusively to the following:

          1. to acquire from time to time all right, title and interest in and to (i) receivables including but not limited to, lease contracts, commercial loans or leases, loans to franchise operations, accounts receivables, credit card receivables, insurance policy loans or premiums, or installment sale or lease contracts or promissory notes, arising out of or relating to, the purchase of lease of equipment, monies due thereunder, equipment financed thereby or security interests therein, proceeds from claims on insurance policies related thereto, or (ii) any participation interest (including, without limitation, interest only strips) in or security based on or backed by any of the foregoing and related rights and other property appurtenant thereto (collectively, the "Assets");

          2. to acquire, own, hold, service, sell, assign, pledge and otherwise deal with the Assets, collateral securing the Assets, related insurance policies, agreements with vendors or lessors or other originators or servicers of Assets and any proceeds or further rights associated with any of the foregoing;

          3. to transfer from time to time Assets to trusts (the "Trusts"), pursuant to one or more pooling and servicing agreements or other agreements, to be entered into by, among other things, the Company, the trustee named therein (the "Trustee"), and any entity acting as servicer of the Assets;

          4. to transfer from time to time Assets pursuant to one or more receivables transfer agreements or other agreements ("Receivables Transfer Agreement") to be entered into by, among other things, the Company, any entity acting as placement agent, the Transferor of the Assets, and any entity acting as servicer of the Assets;

          5. to authorize, and cause the issuance of one or more series of certificates or other securities issued pursuant to Securitization Agreements or Receivables Transfer Agreements;

          6. to authorize, issue, sell and deliver one or more series and classes of bonds, notes or other evidences of indebtedness secured or collateralized by one or more pools of Assets issued under an Indenture or similar agreement (each, an "Indenture" and together with the Pooling Agreements and Receivables Transfer Agreements, "Securitization Agreements") or by certificates of any class issued by any Trust established by the Company (collectively, the "Notes"), provided that the Company shall have no liability under any Notes except to the extent of the Assets or the certificates securing or collateralizing such Notes;

          7. to acquire from a Trustee certificates issued by Trusts to which the Company transferred Assets;

          8. to hold and enjoy all of the rights and privileges of any certificates issued to the Company under the Related Agreements and to hold and enjoy all of the rights and privileges of any class of any series of Notes, including any class of Notes or certificates which may be subordinate to any other class of Notes or certificates, respectively;

          9. to purchase Assets from and sell Assets to any Related Company (as defined in Article EIGHT) or any third party in connection with Securitization Agreements or Receivables Transfer Agreements;

          10. to perform its obligations under each Securitization Agreement, Receivables Transfer Agreement, Interim Agreement (as defined below) or other agreement entered into by the Company;

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          11. to invest proceeds from any Assets, and any other income as determined by the Managing Members of the Company, including investing in other Assets;

          12. to enter from time to time into interim arrangements relating to the Assets whereby assets are transferred to a custodian on behalf of the entity providing financing, pursuant to one or more repurchase agreements or other agreements (each, an "Interim Agreement") to be entered into by, among others, the Company, the entity providing financing, the custodian named therein and any entity acting as servicer of the Assets; provided, however, that the Company shall have no liability under any Interim Agreement except to the extent of the Assets funded thereby; and

          13. to engage in any acts and activities and exercise any powers permitted to companies under the laws of the State of Nevada which are incidental to, or connected with, the foregoing, and necessary, suitable or convenient to accomplish any of the foregoing.

     Notwithstanding any other provision of this Operating Agreement and any provision of law that otherwise so empowers the Company and subject to the provisions of paragraph 4 of Article VII of this Operating Agreement, the Company shall not, without the prior written consent of each of the Control Party under any applicable Securitization Agreement (and any Supplements thereto), do any of the following:

               (i) (x) consolidate or merge with or into any other entity or convey, transfer or assign any residual or subordinate interest to any Related Company (as defined below), or dissolve or transfer its properties and assets substantially as an entirety to any entity (other than pursuant to a Securitization Agreement), or lend or advance any monies to, or make an investment in, any person or amend or repeal its Operating Agreement or these Articles of Organization or (y) engage in any other action that bears on whether the separate legal identity of the Company and any Related Company will be respected, including, without limitation (a) holding itself out as being liable for the debts of any other party; (b) forming, or causing to be formed, any subsidiaries; (c) acting other than in its corporate name and through its duly authorized officers or agents; (d) failing to hold appropriate meetings of the Members at least three times per annum and otherwise as necessary to authorize all corporate action; and
     (e) failing to hold meetings of the stockholders at least one time per annum;

               (ii) incur any indebtedness, or assume or guaranty any indebtedness of any other entity, other than Notes and any Indebtedness to a Related Company in connection with the acquisition of Assets;

               (iii) consolidate or merge with or into any other entity or convey or transfer its properties and assets substantially as an entirety to any entity, unless

     (A) the entity (if other than the Company) formed or surviving the consolidation or merger or which acquires the properties and assets of the Company is organized and existing under the laws of the State of Nevada, expressly assumes the due and punctual payment of all obligations of the Company, including those obligations of the Company under each Securitization Agreement and has organizational documents containing provisions substantially identical to the provisions of Articles Three, Six, Eight and Nine of the Articles of Organization; and

     (B) immediately after giving effect to the transaction, no default or event of default has occurred and is continuing under any Securitization Agreement; or

          (iv) without the affirmative vote of 100% of the Members of the Company (including an affirmative vote of each Non-Consolidated Member Director required by Article SIXTH of the Articles of Organization), make an assignment for the benefit of creditors, file a petition of bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or any trustee for it or for a substantial part of its property, commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereinafter in effect, consent or acquiesce to the entry of an order for relief, or in the filing of any such petition, application, proceeding or appointment of or taking possession by the custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or any substantial part of its property, or admit its inability to pay its debts generally as they become due or authorize any of the foregoing to be done or taken on behalf of the Company;

          (v) amend, alter, change or repeal Article III of this Operating Agreement.

     "Related Company" means any Member of the Company which is not a Non-Consolidated Member, any Member of the Company other than a Non-Consolidated Member or any entity other than this Company or a Non-Consolidated Entity now or hereafter controlled directly or indirectly by, or under direct or indirect common control with, Advanta Business Services Corp.

     In addition to the foregoing, the Company shall conduct its affairs in the following manner:

          (i) it shall not commingle the Company's assets with those of any related Company;

          (ii) it shall maintain separate records and books of account from those of any direct or ultimate parent of any Related Company;

          (iii) it shall conduct its business from an office separate from any Related Company;

          (iv) it shall maintain its assets separately from the accounts of any other Person (including through the maintenance of a separate bank account); and

          (v) it shall pay from its assets all obligations and indebtedness of any kind incurred by it, and shall not pay from its assets any obligations or indebtedness of any other entity or person.

                                   ARTICLE IV
                             ACCOUNTING AND RECORDS

     1. Records to be Maintained - The Company shall maintain the following records at its registered office:

          1.1. A current list of the full name and last known business address of each Member and each Manager, separately identifying the Members and Manager in alphabetical order;

          1.2. A copy of the Articles of Organization and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any Certificates of Formation have been executed;

          1.3 Copies of the Operating Agreement, including all amendments thereto;

     2. Accounts - The Manager shall maintain a record of Capital Account for each Member in accordance with Article VIII.

                                   ARTICLE V
                         NAMES AND ADDRESSES OF MEMBERS

     The names and addresses of the Initial Members are as reflected on Exhibit A attached hereto and by this reference made a part hereof as if set forth fully herein.

                                   ARTICLE VI
                          RIGHTS AND DUTIES OF MEMBERS

     1. Management Rights -- All Members (other than Assignees) who have not resigned shall be entitled to vote on any matter submitted to a vote of the Members. Notwithstanding the foregoing, the following actions require the unanimous consent of the Members:

        1.1. any amendment to this Operating Agreement;

        1.2. the admission of Assignees to Management Rights; and

        1.3. the continuation of the Company after a Dissolution Event.

     2. Liability of Members -- Subject to Article XV hereof, no Member shall be liable as such for the liabilities of the Company or any obligations of another Member. The failure of a limited liability company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this agreement or the Act shall not be grounds for imposing personal liability on the members or manager for liabilities of the limited liability company.

     3. Indemnification -- The Company shall indemnify the Members, Manager, and agents for all costs, losses, liabilities, and damages paid or accrued by such Member, Manager, or agent in connection with the business of the Company, as provided in the Articles of Organization and to the fullest extent provided or allowed by the laws of the State.

     4. Representations and Warranties -- Each Member, and in the case of an Organization, the Person(s) executing the Operating Agreement on behalf of the Organization, hereby represents and warrants to the Company and each other Member that: (a) it is duly organized, validly existing, and in good standing under the laws of its state of organization and that it has full organizational power to execute and agree to the Operating Agreement to perform its obligations hereunder; (b) that the Member is acquiring its interest in the Company for the Member's own account as an investment and without an intent to distribute the interest; (c) the Member acknowledges that the interests have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be resold or transferred by the Member without appropriate registration or the availability of an exemption from such requirements.

     5. Conflicts of Interest.

        5.1. A Member shall be entitled to enter into transactions that may be considered to be competitive with, or a business opportunity that may be beneficial to, the Company, it being expressly understood that some of the Members may enter into transactions that are similar to the transactions into which the Company may enter. Notwithstanding the foregoing, Members shall account to the Company and hold as trustee for it any property, profit, or benefit derived by the Member, without the consent of the other Members, in the conduct and winding up of the Company business or from a use or appropriation by the Member of Company property including information developed exclusively for the Company and opportunities expressly offered to the Company.

        5.2. A Member does not violate a duty or obligation to the Company merely because the Member's conduct furthers the Member's own interest. A Member may lend money to and transact other business with the Company. The rights and obligations of a Member who lends money to or transacts business with the Company are the same as those of a person who is not a Member, subject to other applicable law. No transaction with the Company shall be voidable solely because a Member has a direct or indirect interest in the transaction if either the transaction is fair to the Company or the disinterested Manager or disinterested Members, in either case knowing the material facts of the transaction and the Member's interest, authorize, approve, or ratify the transaction.


                                  ARTICLE VII
                                    MANAGER

        1. Initial Manager - The ordinary and usual decisions concerning the business affairs of the Company shall be made by the Manager. There shall be one Manager of the Company. At least two directors of the board of directors of the Manager may not be directors, officers or employees of any Related Company, other than any Related Company that is a special purpose "bankruptcy remote" entity. The initial Manager shall be Advanta Leasing Receivables Corp. III, a Nevada Corporation.

        2. Term of Office as Manager - The Manager shall not have any contractual right to such position. The Manager shall be elected annually.

        3. Authority of Members to Bind the Company (General Powers) - The Members hereby agree that only the Manager and authorized agents of the Company shall have the authority to bind the Company. The Manager has the power, on behalf of the Company, to do all things necessary or convenient to carry out the business and of the Company.

        4. Forbidden Actions - So long as the Company is liable for any obligations under any Related Agreement, notwithstanding any other provision of the Articles of Organization and any provision of law which otherwise so empowers the Company, the Company shall not perform any act in contravention of any of the following:

             (a) The Company shall not (i) consolidate or merge with or into any other entity or convey, transfer or assign any Asset Pool Equity Interest to any Related Company, or transfer its properties and assets substantially as an entirety to any entity (other that to a Trustee), or lend or advance any monies to, or make an investment in, any person (other than a Related Company) or amend or repeal this Operating Agreement or its Articles of Organization or
(ii) engage in any other activity that bears on whether the separate legal identity of the Company will be respected, including, without limitation, (A) holding itself out as being liable for the debts of any other party; (B) forming, or causing to be formed, any subsidiaries; and (C) acting other than in its Company name and through its Manager and authorized agents.

             (b) The Company shall not incur any indebtedness, or assume or guaranty any indebtedness of any other entity than as set forth in the Related Agreements.

             (c) The Company shall not consolidate or merge with or into any other entity or convey or transfer its properties and assets substantially as an entirety to any entity, unless:

                  (A) the entity (if other than the Company) formed or surviving the consolidation or merger or which acquires the properties and assets of the Company is organized and existing under the laws of the State of Nevada, expressly assumes the due and punctual payment of all obligations of the Company, including those obligations of the Company under any Related Agreement; and

                  (B) immediately after giving effect to the transaction, no default or event of default has occurred and is continuing under any Related Agreement.

          (d) The Company shall not, without the affirmative vote of 100% of the Members of the Company and the Manager, which shall be in the form of a unanimous written consent of the Manager's Board of Directors, institute proceedings to be adjudicated bankruptcy or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or consent to, or file a petition seeking, reorganization or relief under applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other official) of the Company or a substantial part of its property, or make any assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take corporate action in furtherance of any such action.

          (e) The Company's assets shall not be commingled with the assets of any Member of the Company.

          (f) The Company shall maintain separate records and books of account from those of any Member of the Company.

          (g) The Company shall conduct its business from an office separate from any Member of the Company.

          (h) The Company shall not conduct its business in such a manner as to cause any of its Members to be in contravention of the restrictions against dealing with Affiliates contained in their respective organizational documents.

          For purposes of this Section, "Related Company" means the Members of this Company or an entity other than this Company now or hereafter controlled directly or indirectly by, or under director or indirect common control with, a Member of this Company.

     5. Actions of the Manager - Subject to the delegation of rights and powers as provided for herein, the Manager shall have the sole right to manage the business of the Company and shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Company. No member, by reason of its status as such, shall have any authority to act for or bind the Company but shall have only the right to vote on and approve the actions herein specified to be voted on or approved by the Members.

     6. Compensation of Manager - The Manager shall be reimbursed all reasonable expenses incurred in managing the Company. Except as otherwise set forth herein, the Manager shall receive no compensation.

     7. Manager's Standard of Care and Indemnification - The Manager's duty of care in the charge of the Manager's duties to the Company and the Members shall be the same as a general partner's duty of care in the discharging of its duties under applicable law.

     8. Removal of Manager - The Manager may be removed by the affirmative vote of a Majority of the Members. A Majority of Members may elect a new Manager, subject to Section 1 of Article VII.


                                  ARTICLE VIII
                       CONTRIBUTIONS AND CAPITAL ACCOUNTS

     1. Capital Contributions - Each Initial Member shall make the Capital Contribution described for that Member on Exhibit A at the time and on the terms specified on Exhibit A and shall perform that Member's Commitment. If no time for contribution is specified, the Capital Contributions shall be made upon the filing of the Articles of Organization. The value of the Capital Contributions shall be as set forth on Exhibit A. No interest shall accrue on any Capital Contribution and no Member shall have the right to withdraw or be repaid any Capital Contribution except as provided in this Operating Agreement. Each Additional Member shall make the Initial Capital Contribution described in the Admission Agreement. The value of the Additional Member's Initial Capital Contribution and the time for making such contribution shall be set forth in the Admission Agreement.

     2. Additional Contributions - In addition to the Initial Capital Contributions and Commitments, the Manager may determine from time to time that additional contributions are needed to enable the Company to conduct its business. Upon making such a determination, the Manager shall give Notice to all Members in writing at least two Business Days prior to the date on which such contribution is due. Such Notice shall set forth the amount of additional contribution needed, the purpose for which the contribution is needed, and the date by which the Members should contribute. Each Member shall be entitled to contribute a proportionate share of such additional contribution. Except to the extent of a Member's unpaid Commitment, no Member shall be obligated to make any such additional contributions. In the event any one or more Members do not make their additional contribution, the other members shall be given the opportunity to make the contributions. Each Additional Member shall make the Capital Contribution to which such Member has agreed, at the time or times, and upon the terms to which the Manager and the Additional Member agree.

     3. Enforcement of Commitments - In the event any Member (a Delinquent Member) fails to perform the Delinquent Member's Commitment, the Manager shall give the Delinquent Member a Notice of the failure to meet the Commitment. If the Delinquent Member fails to perform the Commitment (including any costs associated with the failure to demand compliance with the Commitment and interest on such obligation at the Default Interest Rate) within ten Business Days of the giving of Notice, the Manager may take such action, including but not limited to enforcing the Commitment in the court of appropriate jurisdiction in the state in which the Principal Office is located or the state of the Delinquent Member's address as reflected in the Operating Agreement. Each Member expressly agrees to the jurisdiction of such courts but only for the enforcement of Commitments. The Manager may elect to allow the other Members to contribute the amount of the Commitment in proportion to such Members' sharing ratios, with those Members who contribute (Contributing Members) to contribute additional amounts equal to any amount of the Commitment not contributed. The Contributing Members shall be entitled to treat the amounts contributed pursuant to this section as a loan from the Contributing Members bearing interest at the Default Interest Rate secured by the Delinquent Member's interest in the Company. Until they are fully repaid, the Contributing Members shall be entitled to all Distributions to which the Delinquent Member would have been entitled. Notwithstanding the foregoing, no Commitment or other obligation to make an additional contribution may be enforced by a creditor of the Company unless the Member expressly consents to such enforcement or to the assignment of the obligation to such creditor.

     4. Maintenance of Capital Accounts - The Company shall establish and maintain Capital Accounts for each Member and Assignee. Each Member's Capital Account shall be increased by (1) the amount of any Money actually contributed by the Member to the capital of the Company, (2) the fair market value of any Property contributed, as determined by the Company and the contributing Member at arm's-length at the time of contribution (net of liabilities assumed by the Company or subject to which the Company takes such Property, within the meaning of Section 752 of the Code), and (3) the Member's share of Net Profits and of any separately allocated items of income or gain except adjustments of the Code (including any gain and income from unrealized income with respect to accounts receivable allocated to the Member to reflect the difference between the book value and tax basis of assets contributed by the Member). Each Member's Capital Account shall be decreased by (1) the amount of any money actually distributed by the Company to the Member, (2) the fair market value of any Property distributed to the Member, as determined by the Company and the contributing Member at arm's-length at the time of contribution (net of liabilities of the Company assumed by the Member or subject to which the Member takes such Property, within the meaning of Section 752 of the Code), and (3) the Member's share of Net Losses and of any separately allocated items of deduction or loss (including any loss or deduction allocated to the Member to reflect the difference between the book value and tax basis of assets contributed by the Member).

     5. Contribution of Assets - If the Company at any time distributes any of its assets in-kind to any Member, the Capital Account of each Member shall be adjusted to account for that Member's allocable share (as determined under Article IX below) of the Net Profits or Net Losses that would have been realized by the Company had it sold the assets that were distributed at their respective fair market values immediately prior to the distribution.

     6. Sale or Exchange of Interest - In the event of a transfer of some or all of a Membership Interest, the Capital Account of the transferring Member shall become the Capital Account of the Assignee, to the extent it relates to the portion of the Interest transferred, provided that if the transfer causes a termination of the Company pursuant to Code Section 708(b)(1)(B), the Capital Accounts for all Persons, including the transferee, shall be redetermined as of the date of such termination. In such event, each Person's Capital Account shall be equal to the net fair market value of his Membership Interest as of such date. Subsequent to such redetermination, allocations of depreciation, cost recovery deductions, gain and loss with respect to assets held by the Company on the date of such determination shall be governed by the principles set forth in Code Section 704(c) and the Regulations thereunder.

     7.   Compliance with Section 704(b) of the Code - The provisions of this
Article VIII as they relate to the maintenance of Capital Accounts are intended, and shall be construed, and, if necessary, modified to cause the allocations of profits, losses, income, gain and credit pursuant to Article IX to have substantial economic effect under the Regulations promulgated under
Section 704(b) of the Code, in light of the distributions made pursuant to Articles IX and XIII and the Capital Contributions made pursuant to this
Article VIII. In the event the Manager shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Regulations, the Manager may make such modification, provided that it is not likely to have a material effect on the amounts distributable to the Members and Assignees pursuant to
Article XIV upon the dissolution of the Company. The Manager shall adjust the amount debited or credited to Capital Accounts with respect to (a) any Property contributed to the Company or distributed to the Members and Assignees, and (b) any liabilities which are secured by such contributed or distributed Property or which are assumed by the Company or the Members and Assigns, in the event the Manager shall determine such adjustments are necessary or appropriate pursuant to Regulation Section 1.704-1(b)(2)(iv). The Manager also shall make any appropriate modifications in the event unanticipated events might otherwise cause this Operating Agreement not to comply with Regulation Section 1.704-1(b)(2)(iv). The Manager also shall make any appropriate modifications in the event unanticipated events might otherwise cause this Operating Agreement not to comply with Regulation Section 1.704-1(b). Notwithstanding anything herein to the contrary, this Operating Agreement shall not be construed as creating a deficit restoration obligation or otherwise personally obligating any Member to make a Capital Contribution in excess of the Initial Contribution.

     8. Maintenance of GAAP Capital Accounts - In addition to the Capital Accounts required to be maintained pursuant to Section IV, the Company shall establish and maintain GAAP Capital Accounts.

                                   ARTICLE IX
                         ALLOCATIONS AND DISTRIBUTIONS

     1. Allocations of Net Profits and Net Losses from Operations - Except as may be required by Section 704(c) of the Code and Sections 2, 3 and 4 of this
Article IX, Net Profits, Net Losses, and other items of income, gain, loss, deduction and credit shall be apportioned among the Members in proportion to their Sharing Ratios.

     2. Company Minimum Gain Chargeback - If there is a net decrease in Company Minimum Gain for Taxable Year, each member must be allocated items of income and gain for that Taxable Year equal to that Member's share of the net decrease in Company Minimum Gain. A Member's share of the net decrease in Company Minimum Gain is the amount of the total net decrease multiplied by the Member's percentage share of the Company Minimum Gain at the end of the immediately preceding Taxable Year. A Member's share of any decrease in Company Minimum Gain resulting from a revaluation of Company Property equals the increase in the Member's Capital Account attributable to the revaluation to the extent the reduction in minimum gain is caused by the revaluation. A Member is not subject to the Company Minimum Gain

Chargeback Requirement to the extent the Member's share of the net decrease in Company Minimum Gain is caused by a guarantee, refinancing, or other change in the debt instrument causing it to become partially or wholly a recourse liability or a Member Nonrecourse Liability, and the Member bears the economic risk of loss (within the meaning of Section 1.752-2 of the Regulations) for the newly guaranteed, refinanced, or otherwise changed liability.

     3. Member Minimum Gain Chargeback - If during a Taxable year there is a net decrease in Member Minimum Gain, any Member with a share of that Member Minimum Gain (as determined under Section 1.704-2(i)(5) of the Regulations) as of the beginning of that Taxable Year must be allocated items of income and gain for that Taxable Year (and, if necessary, for succeeding Taxable Years) equal to that Member's share of the net decrease in the Company Minimum Gain. A Member's share of the net decrease in Member Minimum Gain is determined in accordance with the Regulations. A Member is not subject to this Member
Minimum Gain Chargeback, however, to the extent the net decrease in Member Minimum Gain arises because the liability ceases to be Member Nonrecourse Liability due to a conversion, refinancing, or other change in the debt instrument that causes it to become partially or wholly a Company Nonrecourse Liability. The amount that would otherwise be subject to the Member Minimum Gain Chargeback is added to the Member's share of Company Minimum Gain. In addition, rules consistent with those applicable to Company Minimum Gain shall be applied to determine the shares of Member Minimum Gain and Member Minimum Gain Chargeback to the extent provided under the Regulations issued pursuant to
Section 704(b) of the Code.

     4. Qualified Income Offset - In the event any Member, in such capacity, unexpectedly receives an Offsettable Decrease, such Member will be allocated items of income and gain (consisting of a pro rata portion of each item of partnership income and gain for such year) in an amount and manner sufficient to offset such Offsetable Decrease as quickly as possible. Any special allocations of items of income or gain pursuant to this Section 4 shall be taken into account in computing subsequent allocations of Net Profits pursuant to this Section 4, so that the net amount of the Net Profits, Net Losses and all other items allocated to each Member and Assignee pursuant to this Section 4 shall, to the extent possible, be equal to the net amount that would have been allocated to each Member and Assignee pursuant to the provisions of this
Section 4 if such adjustments, allocations or distributions had not occurred.

     5. Interim Distributions - From time to time, the Manager shall determine in its reasonable judgment to what extent, if any, the Company's cash on hand exceeds the current and anticipated needs, including, without limitation, needs for operating expenses, debt service, acquisitions, reserves, and mandatory Distributions, if any. To the extent such excess exists, the Manager may make Distributions to the Members in accordance with their Sharing Ratios. Such Distributions shall be in cash or Property (which need not be distributed proportionately) or partly in both, as determined by the Manager.

     6. Limitations on Distributions - No Distribution shall be declared and paid unless, after the distribution is made, the assets of the Company are in excess of all liabilities of the Company, except liabilities to Members on account of their Capital Accounts.

                                   ARTICLE X
                                     TAXES

     1. Elections - The Manager may make any tax elections for the Company allowed under the Code or the tax laws of any state or other jurisdiction having taxing jurisdiction over the Company.

     2. Taxes of Taxing Jurisdiction - To the extent that the laws of any Taxing Jurisdiction requires, each Member requested to do so by the Manager will submit an agreement indicating that the Member will make timely income tax payments to the Taxing Jurisdiction and that the Member accepts personal jurisdiction of the Taxing Jurisdiction with regard to the collection of income taxes attributable to the Member's income, and interest, and penalties assessed on such income. If the Member fails to provide such agreement, the Company may withhold and pay over to such Taxing Jurisdiction the amount of the penalty and interest determined under the laws of the Taxing Jurisdiction with respect to such income. Any such payments with respect to the income of a Member shall be treated as a distribution for purposes of Article IX. The Manager may, where permitted by the rules of any Taxing Jurisdiction, file a composite, combined or aggregate tax return reflecting the income of the Company and pay the tax, interest and penalties of some or all of the Members on such income to the Taxing Jurisdiction, in which case the Company shall inform the Members of the amount of such tax, interest and penalties so paid.

     3. Tax Matters Partner - The Manager shall designate a Member as the tax matters partner of the Company pursuant to Section 6231(a)(7) of the Code. Any Member designated as tax matters partner shall take such action as may be necessary to cause each other Member to become a notice partner within the meaning of Section 6223 of the Code. Any Member who is designated tax matters partner may not take any action contemplated by Sections 6222 through 6232 of the Code without the consent of the Manager.

     4. Method of Accounting - The records of the Company shall be maintained in accordance with the method of accounting selected by the Manager.


                                   ARTICLE XI
                      DISPOSITION OF MEMBERSHIP INTERESTS

     1. Disposition - Any Member or Assignee may dispose of all or a portion of the Member's or Assignee's Membership Interest upon compliance with this
Section 1. No Membership Interest shall be Disposed of:

          1.1. if such disposition, alone or when combined with other transactions, would result in a termination of the Company within the meaning of Section 708 of the Code;

          1.2. without an opinion of counsel satisfactory to the Manager that such assignment is subject to an effective registration under, or exempt from the registration requirements of, the applicable state and federal securities laws;

          1.3. unless and until the Company receives from the Assignee the information and agreements that the Manager may reasonably require, including but not limited to any taxpayer identification number and any agreement that may be required by any Taxing Jurisdiction.

     2. Dispositions Not in Compliance with this Article Void - Any attempted Disposition of a Membership Interest, or any part thereof, not in compliance with this Article is null and void ab initio.

                                  ARTICLE XII
                 ADMISSION OF ASSIGNEES AND ADDITIONAL MEMBERS

     1. Rights of Assignees - The Assignee of a Membership Interest has no Management Rights or right to participate in the management of the business and affairs of the Company or to become a Member. The Assignee is only entitled to receive the Distributions and return of capital, and to be allocated the Net Profits and Net Losses attributable the Membership Interest.

     2. Admission or Substitute Members - An Assignee of a Membership Interest shall be admitted as a Substitute Member and admitted to all the rights of the Member who initially assigned the Membership Interest only with the approval of all Members. The Members may grant or withhold the approval of such admission for any in their sole and absolute discretion. If so admitted, the Substitute Member has all the rights and powers and is subject to all the restrictions and liabilities of the Member originally assigning the Membership Interest. The admission of a Substitute Member, without more, shall not release the Member originally assigning the Membership Interest from any liability to Company that may existed prior to the approval.

        3. Admission of Additional Members - The Manager may permit the admission of Additional Members and determine the Capital Contributions of such Members; however, there may never be more than ninety-nine(99) Members at any one time.

        4. Forbidden Transfers and Assignments - A Membership Interest may not be transferred or assigned to a Related Company. A Related Company may, however, be admitted as an Additional Member.



                                  ARTICLE XIII
                           DISSOLUTION AND WINDING UP

      1. Dissolution - The Company shall be dissolved and its affairs wound up, upon the first to occur of the following events:

            1.1  the expiration of the term of the Company;

            1.2 the unanimous written consent of all of the Members and the Manager, by unanimous written consent of its Board of Directors;

            1.3 the resignation of the Manager, unless the business of the Company is continued with the consent of a Majority-in-Interest (as defined in the Act) of the Members within 90 days after resignation of the Manager.

            1.4 the death, insanity, retirement, resignation, expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event which terminates the continued membership of a Member in the Company unless the business of the Company is continued by the consent of a Majority-in-Interest (as defined in the Act) of the remaining Members within 90 days following the occurrence of any such event.

      2. Effect of Dissolution - Upon dissolution, the Company shall cease carrying on as distinguished from the winding up of the Company business, but the Company is not terminated, but continues until the winding up of the affairs of the Company is completed and the Certificate of Dissolution has been issued by the Secretary of State.

      3. Distribution of Assets on Dissolution - Upon the winding up of the Company, the Company Property shall be distributed:

            3.1 to creditors, including Members who are creditors, to the extent permitted by law, in satisfaction of Company Liabilities;

            3.2 to Members in accordance with positive Capital Account balances taking into account all Capital Account adjustments for the Company's taxable year in which the liquidation occurs. Liquidation proceeds shall be paid within 60 days of the end of the Company's taxable year or, if later, within 90 days after the date of liquidation. Such distributions shall be in cash or Property (which need not be distributed proportionately) or partly in both, as determined by the Manager.

      4. Winding Up and Certificate of Dissolution - The winding up of the Company shall be completed when all debts, liabilities, and obligations of the Company have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining property and assets of the Company have been distributed to the members. Upon the completion of winding up of the Company, a certificate of dissolution shall be delivered to the Secretary of State for filing. The certificate of dissolution shall set forth the information required by the Act.

                                  ARTICLE XIV
                                   AMENDMENT

     1. Operating Agreement may be Modified -- Except as otherwise provided in the Articles of Organization, the Operating Agreement may be modified as permitted in this Article XIV (as the same may from time to time be amended). No Member or Manager shall have any vested rights in the Operating Agreement which may not be modified through an amendment to the Operating Agreement.

     2. Amendment or Modification of Operating Agreement -- The Operating Agreement may be amended or modified from time to time only be a written instrument adopted by the Manager, by unanimous written consent of its Board of Directors, and executed by the unanimous consent of the Members.

                                   ARTICLE XV
                            MISCELLANEOUS PROVISIONS

     1. Entire Agreement -- The Operating Agreement represents the entire agreement among all the Members and between the Members and the Company.

     2. No Partnership Intended for Non-tax Purposes -- The Members have formed the Company under the Act, and expressly do not intend hereby to form a partnership under either the State Uniform Partnership Act nor the State Uniform Limited Partnership Act.

        The Members do not intend to be partners one to another, or partners as to any third party. To the extent any Member, by word or action, represents to another person that any other Member is a partner or that the Company is partnership, the Member making such wrongful representation shall be liable to any other Member who incurs personal liability by reason of such wrongful representation.

     3. Rights of Creditors and Third Parties Under Operating Agreement -- Except and only to the extent provided herein or by applicable statue, no such creditor or third party shall have any rights under this Operating Agreement or any agreement between the Company and any Member with respect to any Capital Contribution or otherwise.

      IN WITNESS WHEREOF, the undersigned have hereunto executed this Operating Agreement as of the Effective Date.


      ADVANTA BUSINESS SERVICES CORP.


      By: /s/ Illegible Signature
         ---------------------------
         Title: CFO


      ADVANTA LEASING RECEIVABLES CORP. III


      By: /s/ Illegible Signature
         ---------------------------
         Title: Treasurer

                                   EXHIBIT A


                                INITIAL MEMBERS


MEMBER                                           MEMBERSHIP INTEREST
----------------------------------------        ---------------------
Advanta Leasing Receivables Corp. III                   99%
1325 Airmotive Way
Suite 130
Reno, Nevada 89502

Advanta Business Services Corp.                          1%
1020 Laurel Oaks Road
P.O. Box 1228
Voorhees, NJ 08043-1228